EXHIBIT 5.1
[DORSEY & WHITNEY LLP Letterhead]
SoftBrands, Inc.
800 LaSalle Avenue
Suite 2100
Minneapolis, MN 55402
     Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
     In connection with the Registration Statement on Form S-8 filed by SoftBrands, Inc. (the “Company”) with the Securities and Exchange Commission on or about the date hereof, relating to the registration of 1,500,000 common shares, $.01 par value, which may be issued pursuant to the Company’s 2001 Stock Incentive Plan, as amended (the “Plan”), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:
     1. The Company is a validly existing corporation in good standing under the laws of the State of Delaware.
     2. The 1,500,000 shares which may be issued by the Company under the Plan will be, when issued and paid for as described in the Registration Statement, validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.
Dated: May 22, 2008

Very truly yours,
/s/ DORSEY & WHITNEY LLP